PURCHASE AND SALE AGREEMENT
FOR
345 ENCINAL STREET
SANTA CRUZ, CALIFORNIA
THIS PURCHASE AND SALE AGREEMENT is dated as of November 4, 2022 (the “Effective Date”), by and between Frederick Electronics Corporation, a Maryland corporation (“Frederick”), Plantronics, Inc., a Delaware corporation (“Plantronics”; Frederick and Plantronics are defined herein individually and collectively, as applicable, as “Seller”), and Joby Aero, Inc., a Delaware corporation (“Buyer”).
IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:
1.Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:
(a)Real Property. All that certain real property located in the City of Santa Cruz, County of Santa Cruz, State of California, having a property address of 345 Encinal Street, as more particularly described in Exhibit A attached hereto (the “Real Property”);
(b)Appurtenances. All rights, privileges, easements and rights-of-ways appurtenant to, or used in connection with the beneficial use and enjoyment of, the Real Property (collectively, the “Appurtenances”), including, without limitation, (i) all easements, rights of way, privileges, licenses, rights, benefits, tenements and appurtenances pertaining to the Real Property; (ii) any strips or gores of land adjoining the Real Property; (iii) riparian rights, and rights of ingress or egress or other interests in, on or to any land, highway, street, road or avenue, open or proposed in, on, across, in front of abutting or adjoining the Real Property, and (iv) mineral, oil, gas and similar estates and rights;
(c)Improvements. All improvements and fixtures located on the Real Property, including the five existing buildings totaling approximately 162,208 square feet, and any other structures presently located on the Real Property, and all apparatus, equipment and appliances owned by Seller and used in connection with the ownership, use, operation or occupancy of the Real Property, except for apparatus, equipment and appliances that are Excluded Property (as defined below), which will be retained by Seller and removed from the Property or relocated to the Leased Premises (as defined in Section 4(f) below), as applicable, prior to Closing (collectively, the “Improvements”);
(d)Personal Property. All trade fixtures, machinery, equipment, appliances, furniture, furnishings and other personal property owned by Seller and located on or in, affixed to, or used in connection with the Real Property and Improvements, but excluding the Excluded Property (subject to such exclusion, the “Personal Property”). The Personal Property shall include, at a minimum, (i) all of the trade fixtures, machinery, equipment, appliances, furniture, furnishings and other personal property located on or in or affixed to all of the Improvements (other than the portion of the 345-B Building that will be the Leased Premises, both as defined below) as of the Effective Date, (ii) all of the items located on or in or affixed to the portion of the 345-B Building that will be the Leased Premises and generally listed on Exhibit B-1 of this Agreement, all of which are described in more detail in documentation separately delivered by Seller to Buyer. The Excluded Property shall potentially include any items located on or in or affixed to the Leased Premises (including both the portion of the 345-B Building and the Model Shop that is included in the Leased Premises) that are not listed on Exhibit B-1 of this Agreement, to the extent such items are actually removed by Seller from the Property prior to Closing or expiration of the Leaseback (as defined in Section 4(f) below) (collectively, the “Excluded Property”), with the understanding that, as and to the extent allowed by the Leaseback, Seller may leave certain items of the Excluded Property on or in the Leased Premises at the expiration of the Leaseback, in which event such items shall be included in the Personal Property that is conveyed to Buyer at the expiration of the Leaseback. For avoidance of doubt, the Digital Video Recorder for the security system for the Leased Premises will be Excluded Property and will be retained and controlled by Seller during and after the expiration of the term of the Leaseback. Exhibit B-1, with such updates as Buyer and Seller may mutually agree, will be attached as Schedule 1 to the Bill of Sale (as defined below). In addition, at the expiration of the Leaseback Tenant shall convey certain vehicles located on the Real Property, as described on Exhibit B-2 of this Agreement, by delivery of a Bill of Sale in substantially the form of Exhibit D attached hereto and such other documentation as may be required to transfer title to Buyer. The obligations of Buyer and Seller with respect to conveyance of Personal Property at the expiration of the Leaseback term will survive the Closing hereunder.
(e)Intangible Property. All right, title and interest of Seller in and to any intangible personal property now or hereafter owned by Seller and used exclusively in the ownership, use and operation of the Real Property and Improvements, in each case only to the extent assignable and not related to Seller’s operation of its business or business operations at the Property (as opposed to the operation of the Property), including all use, occupancy, building and operating licenses, certificates, permits, approvals, and development rights relating solely to the Real Property and Improvements (and not to Seller’s business or business operations within the Property), all architectural and engineering drawings, blueprints, plans and specifications related to the Real Property and Improvements in Seller’s possession, if any, all warranties and guaranties with respect to the ownership and operation of the Property (as opposed to Seller’s operation of its business or business operations at the Property), if any, whether express or implied, which Seller now holds or under which Seller is the beneficiary (collectively, the “Intangible Property”).
All of the items referred to in Sections 1(a), 1(b), 1(c), 1(d), and 1(e) above are hereafter collectively referred to as the “Property.”
2.Purchase Price.
(f)Purchase Price. The purchase price for the Property is Twenty-Five Million Five Hundred Thousand Dollars ($25,500,000.00) (the “Purchase Price”).
(g)Payment of Purchase Price. The Purchase Price shall be paid as follows:
(i)Deposit. Within five (5) Business Days after the Effective Date, Buyer shall deposit in escrow with Chicago Title Company with an address of 1676 N. California Boulevard, Suite 117, Walnut Creek, California 94596; Attn: Kimberly Byrne; phone 510-282-8269 (“Escrow Holder”), a deposit in the amount of Four Hundred Thousand Dollars ($400,000.00) (the “Deposit”), which shall be fully non-refundable, subject to the terms and conditions of this Agreement. All sums constituting the Deposit shall be held in an interest-bearing account as directed by Buyer, and interest accruing thereon shall be held for the account of Buyer. If the sale of the Property as contemplated hereunder is consummated, the Deposit plus interest accrued thereon shall be credited against the Purchase Price. If the sale of the Property is not consummated because of the failure of any condition precedent or Seller’s default hereunder, then the Deposit plus interest accrued thereon shall immediately be returned to Buyer. If the sale is not consummated because of Buyer’s Default (as defined below), the Deposit shall be paid to and retained by Seller as liquidated damages. “Buyer’s Default” shall mean Buyer’s failure to timely perform any obligation under this Agreement that continues until the earlier of ten (10) days after written notice from Seller to Buyer or the Closing Date (as defined in Section 6(d) below).

THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE BECAUSE OF A BUYER DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT; PROVIDED, HOWEVER, THAT THIS PROVISION WILL NOT LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES NOR SELLER'S RIGHT TO EXPRESS INDEMNITY OBLIGATIONS EXPRESSLY PROVIDED FOR UNDER THIS AGREEMENT. BY PLACING ITS INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

Initials:	RH	MF
	Seller	Buyer

(ii)Balance of Purchase Price. At the Closing, the balance of the Purchase Price shall be paid to Seller in cash. Said cash sum shall be reduced by the amount of the Deposit plus accrued interest thereon (which shall be released by Escrow Holder to Seller at Closing) and by any credits due Buyer hereunder.
(iii)Allocation of the Purchase Price. The Purchase Price shall be allocated to the Property as follows:
    Real Property and Improvements:    $25,296,000
    Personal Property:             $204,000
    Neither Buyer nor Seller shall file any tax return or take a position with any taxing authority (whether in an audit or otherwise) that is inconsistent with the allocation agreed to above.
(iv)Independent Consideration. The Deposit being delivered by Buyer includes the amount of One Hundred No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances. If the Closing occurs or if this Agreement is terminated for any reason, then Escrow Holder shall first disburse to Seller from the Deposit, the Independent Consideration. The Independent Consideration shall be nonrefundable under all circumstances and shall not be applied to the Purchase Price at Closing. The Independent Consideration has been bargained for as consideration for Seller’s execution and delivery of this Agreement and for Buyer’s review, inspection and termination rights during the Due Diligence Period, and such consideration is adequate for all purposes under any applicable law or judicial decision.
3.Title to the Property.
(a)Title Policy. At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property, the Appurtenances and the Improvements, by duly executed and acknowledged grant deed in the form attached hereto as Exhibit C (the “Deed”). Evidence of delivery of marketable and insurable fee simple title shall be the issuance by Chicago Title Company

(the “Title Company”) of an Extended Coverage Owner’s Policy of Title Insurance, in the full amount of the Purchase Price, insuring fee simple title to the Real Property in Buyer, subject only to the following:
(i)the Title Company’s standard printed exceptions;
(ii)zoning ordinances and regulations and other laws or regulations governing use or enjoyment of the Property;
(iii)such other exceptions listed in the Title Report and approved or deemed approved by Buyer pursuant to Section 4(a) below);
(iv)matters affecting title created by or with the consent of Buyer;
(v)liens to secure taxes and assessments not yet due and payable; and
(vi)matters that would be revealed by a current survey or, if Buyer elects to obtain a Survey, then matters revealed by such Survey and approved or deemed approved by Buyer pursuant to Section 4(a) below).
(b)All such exceptions listed in Sections 3(a)(i) through (vi) are defined herein as the “Permitted Exceptions,” and the title policy described in this Section 3 is defined herein as the “Title Policy.” Notwithstanding the foregoing, (i) deeds of trust and/or mortgages granted or assumed by Seller, mechanic’s liens with respect to work or services performed for or at the direction of Seller or other monetary liens or encumbrances on the Property not created by Buyer (collectively, “Liens”), (ii) property taxes and assessments that may become delinquent prior to Closing, and (iii) exceptions or encumbrances to title which are affirmatively created by Seller without the consent of Buyer after the date of this Agreement (collectively, “Excluded Exceptions”) shall not be Permitted Exceptions hereunder, whether Buyer gives written notice of such or not, and shall be paid off, satisfied, discharged, cured and/or removed by Seller at or before Closing, the same being a condition precedent for the benefit of Buyer hereunder.
4.Due Diligence Inspection.
(a)Title and Survey Review. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval, in Buyer’s sole discretion, of title to the Property as follows:
(i)Title Review Documents. Prior to the Effective Date Buyer has obtained from the Title Company a current preliminary title report on the Real Property (the “Title Report”), together with copies of the documents referred to in the Title Report. Seller does not have an existing survey of the Real Property and Improvements in its possession, and Seller shall not be required to obtain any survey. At Buyer’s option and sole cost, Buyer may obtain a survey of the Property and Improvements by a licensed surveyor or civil engineer, containing such information as may be required to provide the basis for the Title Policy (any such survey, the “Survey”), provided that receipt of the Survey shall not delay or impact the time periods in Section 4(a) below.
(ii)Title Review Procedure.
(A)Title Objection Period. Buyer shall advise Seller, not later than the later of five (5) Business Days after the Effective Date of this Agreement and fifteen (15) Business Days prior to the expiration of the Due Diligence Period (the “Title Objection Period”), what exceptions to title will be accepted by Buyer. Buyer’s failure to notify Seller of any objections to title exceptions shall, upon expiration of the Title Objection Period, constitute Buyer’s approval of the Title Report and all exceptions and of the condition of title to the Property, and of all matters revealed by the Survey.

(B)Seller’s Response. Seller shall have until the later of five (5) Business Days after receipt of Buyer’s objections to title matters and five (5) Business Days prior to the expiration of the Due Diligence Period to give Buyer notice: (x) that Seller will remove any objectionable exceptions from title and provide Buyer with evidence satisfactory to Buyer of such removal, or provide Buyer with evidence satisfactory to Buyer that said exceptions will be removed on or before the Closing; or (y) that Seller elects not to cause such exceptions to be removed. Seller may remove monetary lien exceptions, at Seller’s sole option and cost, by bonding around or providing an indemnity with respect to any such matters to Title Company’s reasonable satisfaction, or by causing Title Company to endorse over any such objection, and in any such event such objection shall be deemed cured or removed.
(C)Buyer’s Termination Option. If Seller gives Buyer notice under clause (y) in Section 4(a)(ii)(B) above, Buyer shall have until the end of the Due Diligence Period to elect to proceed with the purchase and take the Property subject to such exceptions, or to terminate this Agreement. If Buyer fails to give Seller notice of its election prior to the end of the Due Diligence Period, Buyer shall be deemed to have approved the condition of title to the Property, but subject to Seller’s obligations with respect to any Excluded Exceptions. If Seller gives notice pursuant to clause (x) in Section 4(a)(ii)(B) above and fails to remove any such objectionable exceptions that Seller has committed to remove from title prior to the Closing Date (as defined below), and Buyer is unwilling to take title subject thereto, Buyer may elect to terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to this Section 4(a), the Deposit and interest accrued thereon shall be returned to Buyer, and neither party shall have any further liability or obligations hereunder, except for Buyer’s indemnification obligations hereunder that expressly state they will survive termination of this Agreement.
(D)Title Update or Supplement. If any supplemental title report or update issued subsequent to the date of the original Title Report discloses any adverse matters not set forth on the original Title Report, then, no later than the later of (i) the expiration of the Title Objection Period, or (ii) five (5) Business Days after Buyer’s receipt of such updated Title Report, Buyer shall have the right to object to any such matter, in which event the same procedures for response, termination and waiver set forth above in this Section 4(a)(ii) including, without limitation, Seller’s obligations with respect to the Excluded Exceptions, shall apply to such new objections, with Closing and all other dates set forth for performance of the parties’ obligations hereunder adjusted accordingly.
(E)Notwithstanding the foregoing, but subject to Section 4(a)(ii) (D) above, Buyer has approved title to the Property subject only to the exceptions shown on the Pro Forma Title Policy from the Title Company attached hereto as Exhibit J, and Sections 4(a)(ii)(A) through (C) shall have no further force or effect.
(b)Due Diligence Review. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval, prior to the expiration of the Due Diligence Period and in Buyer’s sole discretion, of all matters pertaining to the physical, structural, electrical, mechanical, soil, drainage, environmental, economic, tenancy, zoning, land use and other governmental compliance matters and conditions respecting the Property, including without limitation the Due Diligence Items (as defined below), all as provided in this Section 4(b). Seller previously has provided to Buyer, and Buyer acknowledges Buyer has received or been provided access to, the items listed on Exhibit F attached hereto (the “Due Diligence Items”). All references herein to the “Due Diligence Period” shall refer to the period which ends at 5:00 p.m. Pacific Time on the Effective Date. All references herein to the “Due Diligence Contingency” shall refer to the conditions benefiting Buyer that are described in Section 4(a) and this Section 4(b). Buyer acknowledges that Seller is providing or making available the Due Diligence Items for informational purposes only and without representation or warranty as to the accuracy or completeness of the contents of such materials except as expressly provided in Section 7(a).

Notwithstanding any other provision of this Agreement, Buyer shall not have the right to inspect or make copies of any documents not included in the Due Diligence Items that are in Seller’s possession or request that Seller obtain documents not included in the Due Diligence Items that are determined by Seller to be confidential or privileged.
(c)Entry. From and after the Effective Date and through the Closing Date, Seller shall provide Buyer with reasonable access to the Property in accordance with the terms and conditions of this Section 4(c) in order for Buyer to investigate the Property and the physical conditions thereof, including without limitation such environmental, engineering and economic feasibility inspections and testing as Buyer may elect, and also to complete the Demising Improvements (as defined in Section 4(f) below) and also to make certain non-structural alterations and perform certain other tasks in the nature of cabling, wiring and similar infrastructure to prepare the Property for Buyer’s use (the “Pre-Closing Work”). Such access, investigation, inspections, tests, improvements, alterations and tasks shall be on the following terms and conditions:
(i)Buyer shall pay for all inspections and tests ordered by Buyer.
(ii)In connection with any entry by Buyer or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s business on the Property. Any invasive testing shall be subject to Seller’s prior written approval, including with respect to the specific scope of work, which shall not be unreasonably withheld, conditioned or delayed, provided, however, that, without limiting the foregoing, prior to any entry to perform any on-site testing (including drilling, extracting soil samples and other invasive testing), Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove the proposed testing within three (3) Business Days after receipt of such notice. Seller or its representative may, at Seller’s option, be present to observe any testing or other inspection performed on the Property and take split samples of any materials removed during the course of such testing.
(iii)Buyer shall maintain, and shall assure that its contractors maintain, and shall provide Seller a certificate of insurance evidencing, commercial general liability and property damage insurance of not less than One Million Dollars ($1,000,000) per occurrence, in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors arising out of any entry or inspections of the Property pursuant to the provisions hereof; automobile liability insurance for owned, non-owned, or hired automobiles with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence; and workers’ compensation and employer’s liability insurance in accordance with the provisions of California law. Such insurance coverage shall (i) name Seller as additional insured, (ii) be issued by an insurance company licensed to do business in California and having a rating of at least “AX” by A.M. Best Company, (iii) be primary, and any insurance maintained by Seller shall be excess and noncontributory, and (iv) include contractual liability coverage with respect to Buyer’s indemnity obligations in this Agreement (provided that the availability of such insurance shall not limit the scope of Buyer’s indemnity obligations under this Agreement).
(iv)Buyer shall repair any damage to the Property caused by Buyer’s entry or testing and restore the Property to its condition prior to such testing, at Buyer’s sole cost and expense. Until restoration is complete, Buyer will take commercially reasonable steps to cause any conditions on the Property created by Buyer’s testing to not interfere with the normal operation of the Property, Seller’s occupancy and business operations, or create any dangerous conditions on the Property. The foregoing covenant shall survive any termination of this Agreement.

(v)Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees) resulting from any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, tests or inquiries provided for in this Agreement, or resulting from any conditions on the Property created by Buyer’s entry, investigation, inspection or testing (but not including any claims resulting from the mere discovery or disclosure of pre-existing physical or environmental conditions or the non-negligent aggravation of pre-existing physical or environmental conditions on, in, under or about the Property). The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement.
(vi)In the event of a failure to consummate the sale of the Property, upon termination of this Agreement and receipt of return of the Deposit and interest accrued thereon, at Seller’s request Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, employees or contractors. The foregoing covenant shall survive any termination of this Agreement.
(vii)Any discussions or interviews with any third party (including, without limitation, representatives of any governmental entity) and/or any of their respective personnel, shall be conducted only with Seller’s prior consent and, at Seller’s election, in the presence of Seller or its designated representative; provided that Buyer may discuss zoning and building code compliance of the Property with local governmental authorities without further consent by Seller.
(d)Service Contracts. For informational purposes only, Seller has provided Buyer copies of all equipment leases, service contracts, maintenance contracts and other contracts and agreements currently in effect, relating to the ownership, operation and maintenance of the Property and entered into by Seller (collectively, the “Service Contracts”); provided, however, that the term “Service Contracts” shall not include any contracts that relate to Seller’s ongoing occupancy pursuant to the Leaseback, or to Seller’s operation of its business or business operations at the Property (as opposed to the operation of the Property). Buyer shall not have the right to assume, and Seller shall have no obligation to assign, any Service Contracts, but may in its discretion seek to enter new contracts with vendors under the Service Contracts, to be effective as of the Closing. Prior to Closing, Seller will terminate, at Seller’s cost, all of the Service Contracts.
(e)Approval of Condition of Property. Buyer shall promptly commence, and diligently and in good faith pursue, its due diligence review hereunder. If, prior to the expiration of the Due Diligence Period, based upon such review, examination or inspection, Buyer determines in its sole and absolute discretion that it no longer intends to acquire the Property, then Buyer shall promptly notify Seller of such determination in writing, whereupon this Agreement, and the obligations of the parties to purchase and sell the Property hereunder, shall terminate. If, however, on or before the expiration of the Due Diligence Period, Buyer determines that the foregoing matters are acceptable to Buyer and that it intends to proceed with the acquisition of the Property, then Buyer shall promptly notify Seller of such determination in writing (“Approval Notice”), which Approval Notice will establish satisfaction or waiver of the Due Diligence Contingency. If Buyer fails to deliver the Approval Notice to Seller on or before the expiration of the Due Diligence Period, Buyer shall be deemed to have disapproved of all of the foregoing matters, this Agreement and the obligations of the parties hereunder shall terminate, and Escrow Holder shall promptly release the Deposit and interest accrued thereon to Buyer. Notwithstanding anything to the contrary in Section 4 or elsewhere in this Agreement, Buyer’s execution of this Agreement will establish the expiration of the Due Diligence Period, satisfaction of the Due Diligence Contingency, and Buyer’s intent to proceed with the acquisition of the Property, without the need or requirement for delivery of an Approval Notice.

(f)Leaseback. Seller and Buyer shall enter into a short-term lease, the form of which is attached hereto as Exhibit H, for a portion of the Property located in the building commonly known as 345-B (the “345-B Building”) as shown on Exhibit A to the Leaseback and a model shop as shown on Exhibit B to the Leaseback (collectively, the “Leased Premises”), between the Buyer, as landlord, and the Seller, as tenant (the “Leaseback”). The Leaseback shall be executed and delivered at Closing. After the expiration of the Due Diligence Period and prior to Closing, Buyer shall install certain walls, doors, access controls and other improvements as required to demise the Leased Premises from the remainder of the 345-B Building, as generally shown on Exhibit I, and shall install plumbing connections as reasonably required to provide water for a temporary kitchenette in the location within the Leased Premises also as shown on Exhibit I of this Agreement, at Buyer’s cost (collectively, the “Demising Improvements”), and Seller shall provide Buyer with access to the 345-B Building on the terms and conditions of Section 4(c) in order to perform the Demising Improvements. If the Closing does not occur, Buyer shall promptly remove any such Demising Improvements and the Pre-Closing Work in compliance with Section 4(c)(iv) and repair any damage resulting from such removal (collectively, the “Restoration Work”), and such covenant shall survive any termination of this Agreement. If the Restoration Work is not complete within ten (10) days after termination of this Agreement without Closing, Seller may elect to itself complete the Restoration Work at Buyer’s cost, which cost will be payable by Buyer upon demand or, if Buyer is entitled to return of the Deposit under the Purchase Agreement, will be deducted from the Deposit before it is returned to Buyer. In addition to the Demising Improvements, Seller and Buyer shall cooperate to separate the components of the access-controls and security system for the Leased Premises that are shown as managed by Poly on Exhibit B-3 of this Agreement from the existing security system for the remainder of the Property prior to Closing.
(g)Satisfaction of Due Diligence. If the Due Diligence Contingency is not satisfied on or before the end of the Due Diligence Period (or such later time as may be expressly provided herein or by mutual written agreement of Buyer and Seller), Buyer will not be deemed to be in default. Buyer’s sole remedy for failure of the Due Diligence Contingency will be to terminate this Agreement and for Buyer to obtain the refund of the Deposit and interest accrued thereon in which case neither party shall have any further obligation to or rights against the other except as expressly provided in this Agreement.
5.Conditions to Closing.
(a)Buyer’s Conditions. In addition to the conditions set forth in Section 4, the following are conditions precedent to Buyer’s obligation to purchase the Property:
(i)Accuracy of Seller’s Representations and Warranties. Subject to Section 7(b), all of Seller’s representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date.
(ii)No Seller Breach. There shall be no material breach of Seller’s covenants and obligations set forth in this Agreement.
(iii)Seller’s Deliveries. Seller shall have delivered the items described in Section 6(c) to Buyer or to Escrow Holder.
(iv)Title Insurance. As of the Closing, the Title Company will issue or have committed to issue the Title Policy to Buyer, subject only to the Permitted Exceptions.
The Closing pursuant to this Agreement shall be deemed a waiver by Buyer of all unfulfilled conditions hereunder benefiting Buyer.
(b)Seller’s Conditions. It shall be a condition precedent to Seller’s obligation to sell the Property that all of Buyer’s representations and warranties contained in or made pursuant to this

Agreement shall be true and correct in all material respects as of the Closing Date, that there shall be no material breach of Buyer’s covenants and obligations set forth in this Agreement, and that Buyer shall have delivered the items described in Section 6(d) to Seller or to Escrow Holder. The Closing pursuant to this Agreement shall be deemed a waiver by Seller of all unfulfilled conditions hereunder benefiting Seller.
(c)Waiver of Conditions. The conditions set forth in Sections 4(a) through (e) and 5(a) are for the exclusive benefit of Buyer, the conditions set forth in Section 5(b) are for the exclusive benefit of Seller, and the condition set forth in Section 4(f) is for the mutual benefit of both Buyer and Seller. If any of such conditions have not been satisfied or waived within the period provided, subject to Section 7(b), this Agreement may be terminated by the party benefiting from such condition, in which event the Deposit and all interest accrued thereon shall be returned to Buyer, and neither party shall have any further obligation to or rights against the other except as expressly provided in this Agreement.
6.Closing and Escrow.
(a)Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed electronic counterpart of this Agreement with Escrow Holder and this instrument shall serve as the instructions to Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.
(b)Closing. The Closing of the purchase and sale of the Property pursuant to this Agreement (the “Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of Escrow Holder on November 30, 2022 (the “Closing Date”). Such date may not be extended without the prior written approval of both Seller and Buyer, except as otherwise expressly provided in this Agreement. If the Closing does not occur on or before the Closing Date, Escrow Holder shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which may have been deposited hereunder (other than the Deposit, which shall be governed by Section 2(b)(i)). Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.
(c)Seller’s Deliveries. At or before the Closing, Seller shall deliver to Buyer the following:
(i)the duly executed and acknowledged Deed conveying to the Buyer the Real Property, the Appurtenances and the Improvements;
(ii)a duly executed Bill of Sale covering the Personal Property, in the form attached hereto as Exhibit D;
(iii)two (2) duly executed counterparts of the Leaseback;
(iv)two (2) duly executed counterparts of the Assignment of Intangible Property in the form attached hereto as Exhibit E;
(v)an affidavit pursuant to Section 1445(b)(2) of the Federal Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code;

(vi)a properly executed California Franchise Tax Board Form 593-C certifying that Seller has a permanent place of business in California or is qualified to do business in California;
(vii)keys, key cards and access cards to the Property, including copies of any keys, key cards and access cards for the leased premises (the use of which will be subject to the terms and conditions of the Leaseback), which are in the possession or control of Seller, provided that Seller may retain keys, key cards and access cards as required or appropriate to access the leased premises and common areas pursuant to the Leaseback;
(viii)originals or copies of all use, occupancy, building licenses, certificates, permits, approvals, drawings, blueprints, all architectural and engineering plans and specifications related to the Real Property and Improvements, and all warranties and guaranties with respect to the ownership and operation of the Property;
(ix)a closing statement prepared by Escrow Holder and approved in writing by Seller;
(x)such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller as shall be reasonably required in connection with this transaction;
(xi)a certificate of Seller, duly executed by Seller, confirming that all of the representations and warranties of Seller contained in Section 7(a) hereof are true and correct in all material respects as of the Closing Date, subject to modification for matters disclosed pursuant to Section 7(b) hereof; and
(xii)any other documents, instruments or records which are reasonably required by Escrow Holder to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
(d)Buyer Deliveries. At or before the Closing, Buyer shall deliver to Seller the following:
(i)Cash or other immediately available funds in the amount of the Purchase Price (including the Deposit) and all other amounts payable by Buyer pursuant to this Agreement, including without limitation Sections 6(e), (f) and (g) below;
(ii)two (2) duly executed counterparts of the Leaseback;
(iii)two (2) duly executed counterparts of the Assignment of Intangible Property in the form attached hereto as Exhibit E;
(iv)such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Buyer as shall be reasonably required by Escrow Holder in connection with this transaction;
(v)a closing statement prepared by Escrow Holder and approved in writing by Buyer; and
(vi)any other documents, instruments or records which are reasonably required by Escrow Holder to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

(e)Prorations.
(i)General Prorations. Real property taxes and assessments, water, sewer and utility charges, annual permits and/or inspection fees (calculated on the basis of the period covered), and other expenses normal to the operation and maintenance of the Property, shall be prorated as of 11:59 p.m.. on the Closing Date on the basis of a 365-day year. Buyer hereby agrees that if any of the aforesaid prorations described in this Section 6(e)(i) cannot be calculated accurately on the Closing Date, then the same shall be calculated within sixty (60) days after the end of the calendar year in which the Closing occurs, and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.
(ii)Tax Refunds. If any reduction in real estate taxes or assessments affecting the Property shall be granted for the tax year in which the Closing occurs, Seller shall be entitled to receive its pro rata share of such reduction that accrued prior to the Closing Date, in the form of a refund from the taxing authority or payment from Buyer upon Buyer’s receipt of a refund or credit against current taxes or assessments which is attributable to any such reduction.
The provisions of this Section 6(e) shall survive Closing.
(f)Closing Costs and Adjustments. Seller shall pay the cost of any documentary stamp taxes, transfer taxes or similar taxes applicable to the sale of the Property. Seller and Buyer each shall pay one-half of the premium for the portion of the Title Policy attributable to “standard” coverage, and Buyer shall pay the incremental premium to obtain “extended” coverage and the cost of any endorsements to the Title Policy requested by Buyer, and any inspection and survey costs. Recording fees and all other costs and charges of the escrow for the sale shall be paid in the manner customary for the county in which the Property is located or, if there is no custom, shall be split equally between Buyer and Seller.
(g)Utilities. Seller shall cooperate with Buyer to transfer all utilities for the Property to Buyer’s name as of the Closing Date. Seller shall be entitled to recover any and all deposits with respect to the Property held by any utility company as of the Closing Date. To the extent Buyer fails to provide replacement deposits to any utility company such that Seller has not recovered its deposit at Closing, or if any such deposits are assignable and Seller elects to assign them to Buyer, the amount of such deposits shall be credited to Seller at Closing and the Purchase Price shall be adjusted accordingly. If Seller later receives any utility deposit that was credited to Seller at Closing, Seller shall deliver such deposit to Buyer.
(h)Possession. Possession of the Property shall be delivered to Buyer at 11:59 p.m. on the Closing Date, subject to the Leaseback.
7.Representations and Warranties.
(a)Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer that as of the date of this Agreement and, subject to Section 7(b) below, as of the Close of Escrow:
(i)No other person or entity has a contract or option to purchase, letter of intent, right of first refusal or first offer, or similar rights with respect to the Property that is now outstanding, and Seller has the right to transfer fee simple ownership to the Property to Buyer at Closing. Seller is the sole owner of the Property and all rights appurtenant thereto, and the signature of no other party is required to convey any of such interests and rights to Buyer. Seller has good and marketable title the Personal Property free and clear of all liens and encumbrances.

(ii)Seller has received no written notice from any governmental authority with jurisdiction over the Property of any current violation by the Property of any laws or regulations applicable to the Property, and Seller has remedied any past notices of violations.
(iii)There are no leases, subleases or other agreements to occupy the Real Property and/or Improvements or any portion thereof (“Leases”), currently in effect as of the Effective Date with respect to the Property.
(iv)There are no contracts or agreements relating to the ownership, operation and maintenance of the Property that will survive the Closing, other than any contracts retained by Seller with respect to the Leaseback.
(v)There is no litigation pending or, to Seller’s knowledge, threatened against Seller that arises out of Seller’s ownership or operation of the Property.
(vi)No condemnation or eminent domain proceedings are pending or, to Seller’s knowledge, threatened against the Property.
(vii)The Due Diligence Items delivered to Buyer are true and complete copies of the same documents (originals or copies) that are in Seller’s possession and used in connection with the operation and management of the Property.
(viii)This Agreement has been duly authorized, executed, and delivered by Seller, and constitutes the legal, valid, and binding obligations of Seller.
(ix)Frederick is a corporation organized, validly existing and in good standing under the laws of Maryland with full power to enter into this Agreement, and Frederick is duly qualified to transact business in California. Plantronics is a corporation organized, validly existing and in good standing under the laws of Delaware with full power to enter into this Agreement, and Plantronics is duly qualified to transact business in California. This Agreement and all other documents executed by Seller and delivered to Buyer prior to or at the Closing (i) have been, or will be when delivered, duly authorized, executed and delivered by Seller; (ii) are the legal, valid, and binding obligations of Seller; (iii) do not violate the provisions of any agreement to which Seller is party or which affects the Property; subject, however, to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally, and to principles of equitable remedies.
(x)Seller (a) is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Department of the Treasury as a terrorist, “Specially Designated and Blocked Persons,” or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Asset Control (“OFAC”) of the United States Department of the Treasury; and (b) is not engaged, directly or indirectly, in any dealings or transactions and is not otherwise associated with such person, group, entity or nation.
(xi)Except as may be disclosed in the Due Diligence Items or on Exhibit G attached hereto, Seller has not received any written notice letter under any Applicable Environmental Laws or any written notice or claim, and there is no investigation pending or, to Seller’s knowledge, threatened to the effect that Seller is or may be liable for or as a result of the release or threatened release of Hazardous Materials from the Property into the environment or for the suspected unlawful presence of any hazardous waste on the Property. “Applicable Environmental Laws” means all federal, state and local or municipal, statutory, regulatory and common law requirements relating to the protection of human health and safety or the environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et

seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), Federal Insecticide Fungicide Rodenticide Act (7 U.S.C. § 136 et seq.), Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders. “Hazardous Materials” means any chemical substances, pollutants, contaminants, materials, industrial solid wastes or other wastes, or combinations thereof, whether solid, liquid or gaseous in nature which poses or may pose a hazard to the health or safety of persons or the environment or the presence of which may require investigation or remediation under any Applicable Environmental Laws, including, without limitation, material which is or becomes defined as a “hazardous waste” or “hazardous substance” under the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) or which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, urea formaldehyde foam insulation, or radon gas.
(xii)To Seller’s knowledge, except as disclosed in the Title Report, Seller is not delinquent in the payment of any tax, assessment or governmental charge assessed against or encumbering the Property and, if any such delinquencies are determined to exist (including those disclosed in the Title Report), they will be paid in full at the Closing.
(xiii)Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986.
(xiv)Seller (a) is not in receivership or dissolution; (b) has not made any assignment for the benefit of creditors; (c) has not admitted in writing its inability to pay its debts as they mature; (d) has not been adjudicated to bankruptcy; (e) has not filed a petition of voluntary bankruptcy, petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state; or (f) does not have any such petition described in subparagraph (e) above filed against Seller.
For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” is used, it shall refer to the actual knowledge of Tommy Watson ("Seller Knowledge Individual"), without such person undertaking any investigation other than in the ordinary course of his responsibilities with respect to the Property and without any constructive or imputed knowledge. Seller represents and warrants that the Seller Knowledge Individual is the person who is most knowledgeable about the subject matter contained in each representation and warranty provided herein that is qualified to Seller’s knowledge. Under no circumstances shall the Seller Knowledge Individuals have any personal liability whatsoever in connection with the breach or untruth of any of the Seller’s warranties or representations.
(b)Notice of Breaches of Representations and Warranties.
(i)Seller shall promptly notify Buyer in writing of any changed condition, receipt of notice or documentation, or acquired knowledge, that would materially alter any representation or warranty of Seller contained herein of which Seller becomes aware (any such changed condition, received notice or documentation or acquired knowledge being defined as a “Changed Condition”). Within five (5) Business Days after notification in writing by Seller to Buyer of any such Changed Condition, Seller, at Seller’s own option and expense, may elect by written notice to Buyer to remedy the Changed Condition such that Seller’s representations are accurate, and the Closing Date may be extended for up to ten (10) days after the scheduled Closing Date in order for Seller to effectuate such remedy. If Seller does not elect to effectuate such remedy so as to cause Seller’s representations to be accurate, or if Seller so elects but then fails to complete such remedy within such ten (10) day period, then Buyer may elect, by written notice to Seller given at any time thereafter, to terminate this Agreement, in which event (1) neither Buyer nor Seller shall have any further obligation under this Agreement, except for the obligations which expressly survive the termination of this Agreement, and (2) the Deposit shall be returned to Buyer. If, notwithstanding Seller’s election not to effectuate such remedy, Buyer elects to consummate the purchase of the Property, Seller shall not be liable to Buyer as a result of any inaccuracy in any representation or warranty of Seller contained herein that results from such Changed Condition.
(ii)Buyer shall promptly notify Seller in writing of any material inaccuracy in any representation or warranty of Seller contained herein of which Buyer becomes aware prior to the Close of Escrow (“Known Misrepresentation”). Within five (5) Business Days after notification in writing by Buyer to Seller of any Known Misrepresentation, Seller shall use commercially reasonable efforts to cure or remedy the underlying condition giving rise to such Known Misrepresentation, if such Known Misrepresentation is susceptible of cure, and the Closing Date shall be extended for up to ten (10) days after the scheduled Closing Date in order for Seller to effectuate such cure or remedy. If Seller is unable, despite Seller’s commercially reasonable efforts, to so cure or remedy the underlying condition giving rise to such Known Misrepresentation such that Seller’s representations are accurate within such ten (10) day period, then Buyer may elect, by written notice to Seller given at any time thereafter, to terminate this Agreement, in which event (1) neither Buyer nor Seller shall have any further obligation under this Agreement, except for the obligations which expressly survive the termination of this Agreement, and (2) the Deposit shall be returned to Buyer. If, notwithstanding Seller’s failure to cure or remedy any Known Misrepresentation or Changed Condition, Buyer elects to consummate the purchase of the Property, Seller shall not be liable to Buyer as a result of the resulting breach of Seller’s representations and warranties. In addition, if Buyer has actual knowledge of a breach of a representation or warranty prior to the Closing and fails to notify Seller of any material inaccuracy in any representation or warranty of Seller contained herein prior to Closing, Seller shall not be liable to Buyer for loss or damages resulting from such inaccuracy.
(c)Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that as of the date of this Agreement and as of the Close of Escrow:
(i)Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and is qualified to do business and in good standing under the laws of the State of California; this Agreement is duly authorized, executed, and delivered by Buyer, and the legal, valid and binding obligations of Buyer; all documents executed by Buyer which are to be delivered to Seller at the Closing are or, at the time of Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer; and this Agreement and the documents executed by Buyer which are to be delivered to Seller at the Closing do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.
(ii)Buyer (a) is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Department of the Treasury as a terrorist, “Specially Designated and Blocked Persons,” or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by OFAC; and (b) is not engaged, directly or indirectly, in any dealings or transactions and is not otherwise associated with such person, group, entity or nation.
8.Seller’s Covenants. Between the Seller’s execution of this Agreement and the Closing:
(a)Continuing Operations. Seller shall continue to maintain and operate the Property in substantially the same manner as before the making of this Agreement.
(b)New Lease. Seller shall not enter into any new Leases without the prior written consent of Buyer, in Buyer’s sole discretion. Buyer shall respond to any request for approval within five (5) Business Days after receipt of Seller’s request.

(c)New Contracts. After the expiration of the Due Diligence Period, Seller shall not enter into or materially modify any Service Contracts or other similar arrangements pertaining to the Property that would be binding on the Buyer or Property after Closing without in each case obtaining the prior written consent of Buyer, which consent may be granted or withheld in Buyer's sole discretion. Seller shall provide to Buyer a copy of any proposed Service Contract that would be binding on Buyer or the Property after Closing, together with any request for Buyer's approval. Buyer shall respond to any request for approval within five (5) Business Days after receipt of Seller’s request.
(d)Insurance. Seller shall maintain all casualty, liability and hazard insurance currently in force with respect to the Property.
(e)No Transfer or Encumbrance. Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of or encumber the Property or any interest therein or part thereof, nor shall Seller initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations applicable to the Property.
9.Indemnities
(a)Seller Indemnification. From and after the Closing (if it occurs), Seller hereby agrees to indemnify, defend (with counsel reasonably acceptable to Buyer) and hold Buyer and its members, officers, directors, employees, agents and affiliates harmless from all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys’ fees and expenses incurred by any or all of them or assessed against the Property by reason of or resulting from or based upon (i) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement, (ii) third party claims that arise due to Seller’s breach prior to Closing of an agreement entered into by Seller or its agents with respect to the Property, and (iii) third party claims for personal injury or property damage that arise from events that occurred on the Property prior to Closing.
(b)Buyer Indemnification. From and after the Closing (if it occurs), Buyer hereby agrees to indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its members, officers, directors, employees, agents and affiliates harmless from all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys’ fees and expenses incurred by any or all of them by reason of or resulting from or based upon (i) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement, (ii) third party claims that arise due to Buyer’s breach after Closing of an agreement entered into by Buyer or its agents with respect to the Property, and (iii) third party claims for personal injury or property damage that arise from events that occur on the Property after the Closing.
(c)Continuation and Survival. The indemnification provisions of this Section 9 and all representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement shall survive the execution and delivery of this Agreement and the delivery of the deed and transfer of title, provided that the non-representing party must give the representing party written notice of any claim it may have against the representing party for a breach of any such representation or warranty within nine (9) months after the Closing Date (the “Survival Period”). Any claim which either party may have at any time, whether known or unknown, which is not asserted within the Survival Period shall not be valid or effective, and the representing party shall have no liability with respect thereto.
10.Buyer’s Review and Seller’s Disclaimer.
(a)Buyer’s Opportunity for Review. Prior to the expiration of the Due Diligence Period, Buyer will be given full opportunity to make a complete review and inspection of the Property, including, without limitation, all of the Due Diligence Items and any and all other matters and information provided by Seller or obtained or obtainable by Buyer (regardless of whether Buyer in fact obtains and/or reviews such information) relating to the physical, legal, economic and environmental condition of the Property, including, without limitation, a review of the results of any economic reviews and analyses of the Property and inspections of the structural condition (including seismic, life safety, HVAC and other building system and engineering characteristics) of the Improvements that Buyer desires to conduct, any leases and contracts affecting the Property, books and records maintained by Seller or their agents relating to the Property that are in the Due Diligence Items or located on-site at the Property, pest control matters, compliance with building, health, safety, land use and zoning laws, regulations and orders (including analysis of any applicable records of the planning, building, public works or other governmental or quasi-governmental entity having or asserting authority over the Property), traffic patterns, and any other information pertaining to the Property that is in the Due Diligence Items, located on-site at the Property, or otherwise obtained or obtainable by Buyer. In addition, during the Due Diligence Period, Buyer will be permitted to make a complete review and inspection of the environmental condition (including the soil condition, and the existence of asbestos, PCBs, hazardous waste and other toxic substances) of the Property. Notwithstanding any other provision of this Agreement, Buyer shall not have the right to inspect or make copies of any documents in Sellers’ possession and not included in the Due Diligence Items if such documents are determined by Seller to be confidential or privileged.
(b)Seller Disclosures and Buyer Acknowledgement. Buyer acknowledges the following:
(i)Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property and its value.
(ii)Other than those specifically set forth in this Agreement, Seller is not making and has not at any time made any warranty or representation of any kind, expressed or implied, with respect to the Property, including, without limitation, warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (and Seller shall not have any liability to Buyer based upon any defect in the title acquired by Buyer), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, projections, compliance with law, or the truth, accuracy or completeness of the Due Diligence Items.
(iii)Other than those specifically set forth in this Agreement, Buyer is not relying upon and is not entitled to rely upon any representations and warranties made by Seller or anyone acting or claiming to act on Seller’s behalf.
(iv)The Due Diligence Items and other information obtained from Seller may include reports, projections and data prepared for Seller by third parties on which Buyer has no right to rely, Buyer has conducted (or will conduct) an independent evaluation of the matters addressed in such reports, and Seller has made no representation whatsoever as to the accuracy, completeness or adequacy of any such reports.
(v)The Due Diligence Items may include economic projections which reflect assumptions as to future market status and future income and expense with respect to the Property which are inherently uncertain and as to which Seller have not made any guaranty, warranty or representation whatsoever. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and the Property and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors.
(vi)Seller has made certain additional disclosures with respect to the Property, as shown on Exhibit G attached hereto. Buyer acknowledges and agrees that it has made its own assessment with respect to the matters so disclosed in deciding to purchase the Property pursuant hereto, and Seller is not making and has not made any warranty or representation of any kind, expressed or implied other than Seller's express representations and warranties contained in this Agreement.
(c)“AS-IS, WHERE-IS AND WITH ALL FAULTS.” BASED UPON BUYER’S FAMILIARITY WITH, AND DUE DILIGENCE RELATING TO, THE PROPERTY, AND PERTINENT KNOWLEDGE AS TO THE MARKET IN WHICH THE PROPERTY IS SITUATED, AND IN DIRECT CONSIDERATION OF SELLER’S DECISION TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE, BUYER SHALL PURCHASE THE PROPERTY IN AN “AS IS, WHERE IS AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE AND ASSUMES FULLY THE RISK THAT ADVERSE LATENT OR PATENT PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATIONS, SUBJECT ONLY TO SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT. SELLER AND BUYER ACKNOWLEDGE THAT THE COMPENSATION TO BE PAID TO SELLER FOR THE PROPERTY HAS TAKEN INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD SUBJECT TO THE PROVISIONS OF THIS SECTION 10. IF SELLER BREACHES ANY REPRESENTATION, WARRANTY, OR COVENANT HEREUNDER PRIOR TO CLOSING AND BUYER CLOSES ESCROW WITH KNOWLEDGE THEREOF, BUYER SHALL BE DEEMED TO HAVE WAIVED SUCH BREACH. THE CLOSING SHALL CONSTITUTE A REAFFIRMATION BY BUYER AND SELLER OF EACH OF THE PROVISIONS OF THIS SECTION 10 AND EACH OF THEM SHALL BE CONTINUING IN NATURE AND SHALL SURVIVE THE CLOSING.
(d)Release. Consistent with the foregoing and subject solely to any claims within the scope of Seller’s indemnity in Section 9, effective as of the Closing, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its trustees, beneficial owners, agents, employees, representatives, officers, directors, affiliates, successors and assigns (collectively, the “Releasees”) from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. Without limiting the foregoing, Buyer, upon the Closing, shall be deemed to have waived, relinquished and released Seller and all other Releasees from and against any and all matters arising out of latent or patent defects or physical conditions, violations of applicable laws and any and all other acts, omissions, events, circumstances or matters affecting the Property, except as expressly and specifically provided in (and as limited by) any provision of this Agreement with respect to any express covenant, representation, warranty or indemnity of Seller. For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE

MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT.

Initials:	MF
Buyer

11.Loss by Fire or Other Casualty; Condemnation. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to or destruction of any Improvements or condemnation of any portion of the Property, provided: (a) the cost to repair any damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not exceed five percent (5%) of the Purchase Price, and (b) at Closing Buyer shall be credited against the Purchase Price (A) in the event of damage or destruction fully covered (other than customary deductibles) by Seller’s insurance policies, the amount of any insurance proceeds collected by Seller as a result of any such damage or destruction plus applicable deductibles less any monies actually expended by Seller to repair any damage (or, if not previously collected, such proceeds shall be assigned to Buyer) or (B) in the event of damage or destruction not fully covered by Seller’s insurance policies, the cost to repair the damaged Improvements, as reasonably determined by a firm bid by a third party contractor designated by Seller and acceptable to Buyer, in both parties’ reasonable discretion (or, if a firm bid cannot be obtained prior to the Closing Date, as determined by a preliminary bid or estimate, with a post-closing reconciliation between Buyer and Seller of the credit received by Buyer at such time as a firm bid is obtained from such contractor), or (C) in the event of condemnation, the amount of any condemnation awards collected by or payable to Seller. If such damage or destruction, or the diminution in value resulting from such condemnation, exceeds five percent (5%), then Buyer may at its option terminate this Agreement, whereupon the Deposit and interest accrued thereon shall be returned to Buyer. If neither Buyer nor Seller exercises such option to terminate within thirty (30) days after Seller notifies Buyer in writing of Seller’s estimate of the cost to repair or diminution in value, then this Agreement shall continue in full force and effect, the parties shall consummate the transaction contemplated hereby, and Buyer shall receive a credit against the Purchase Price calculated pursuant to clause (b) above. Seller shall have no obligation to repair or replace any damage or destruction except as required to safeguard the Property and protect the health and safety of occupants.
12.Limitation on Buyer’s Remedy and Seller’s Liability.
(a)Buyer’s Remedies for Seller Default. If (A) the conditions precedent benefiting Seller hereunder have been satisfied or waived, (B) Buyer has performed fully or tendered performance of its material closing obligations hereunder (provided that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow to satisfy this condition so long as Buyer provides evidence of immediate availability of such funds) and (C) Seller refuses or fails to convey the Property pursuant to this Agreement, then, upon notice by Buyer to Seller and Escrow Agent to that effect, Buyer shall elect, in Buyer’s sole discretion and as Buyer’s sole and exclusive remedy, either to (i) terminate this Agreement, recover the Deposit (plus accrued interest) and reimbursement of Buyer's actual, reasonable out of pocket third party expenses incurred in connection with Buyer's proposed acquisition of the Property, (as documented with reasonable back-up provided to Seller), up to a maximum aggregate amount of One Hundred Thousand Dollars ($100,000.00), or (ii) seek specific performance of Seller’s obligations hereunder, plus recover the costs and expenses of enforcing this Agreement, provided that no such action for specific performance shall seek to require Seller to do any of the following: (aa) change the condition of the Property or restore the same after any casualty, (bb) expend money or post a bond to remove a title encumbrance or defect (except for the deeds of trust and financing statements referenced in the Title Report) or correct any matter shown on a survey of the Property; or (cc) to secure any permit, approval or consent with respect to the Property or Seller’s conveyance of the Property, except to the extent of Seller’s express covenants in this Agreement. Any conveyance of the Property pursuant to any such action for specific performance shall be deemed a waiver by Buyer of any breach by Seller of its representations, warranties or covenants under this Agreement of which Buyer has actual knowledge before commencing such action. Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to assert a cause of action for specific performance within thirty (30) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such cause of action in the proper court within ninety (90) days following the Closing Date.
(b)Limitation on Seller's Post-Closing Liability. Notwithstanding anything to the contrary contained herein, if the Closing occurs, (i) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document executed or delivered in connection herewith shall not exceed Five Hundred Thousand Dollars ($500,000.00) (“Liability Limitation”), and (ii) no claim by Buyer alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein or in any document executed or delivered in connection herewith may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other indemnification, covenant or other obligation of Seller contained herein or in any document executed or delivered in connection herewith, is for an aggregate amount in excess of Fifty Thousand Dollars ($50,000.00) (“Floor Amount”), in which event Seller's liability for any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the Liability Limitation. In no event shall Buyer or Seller be liable to the other for any consequential or punitive damages based upon any breach of this Agreement, including breaches of representation or warranty. In addition to the Liability Limit, Buyer agrees that recourse for any liability of the Seller under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited solely to the Property and, following the Closing, to the extent of the Purchase Price. Subject to applicable principles of fraudulent conveyance, in no event shall either party seek satisfaction for any obligation from any partners, members, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of such trustees or beneficiaries, nor shall any such person or entity have any personal liability for any such obligations of such party.
13.Miscellaneous.
(a)Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) personally delivered, (ii) sent by United States registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by electronic mail Such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery), as evidenced by the notifying party’s receipt of written or electronic confirmation of such delivery or refusal, if received by the party to be notified between the hours of 8:00 A.M. and 5:00 P.M. Pacific time on any Business Day, with delivery made after such hours to be deemed received the following Business Day. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller:	345 Encinal Street Santa Cruz, CA 95060 Attention: Real Estate Department Email: tommy.watson@poly.com
with a copy to:	Shartsis Friese LLP One Maritime Plaza, 19th Floor San Francisco, CA 94111 Attention: Jodi Fedor Email: JFedor@sflaw.com
If to Buyer:	c/o Joby Aero, Inc. 2155 Delaware Avenue, Suite 225 Santa Cruz, California 95060 Attention: Legal Department Email: legal@jobyaviation.com
with a copy to:	Hanson Bridgett LLP 425 Market Street, 26th Floor San Francisco, California 94105 Attention: Jennifer R. Berland Facsimile: 415-541-9366 Email: jberland@hansonbridgett.com or such other address as either party may from time to time specify in writing delivered to the other in accordance with this Section 13(a).
(b)Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated herein, except for Jones Lang LaSalle Brokerage, Inc. (representing Buyer) whose commissions, if any are due, shall be the responsibility of Seller pursuant to a separate agreement, and Hughes Marino (representing Seller) whose commissions, if any are due, shall be the responsibility of Seller pursuant to a separate agreement. If any other broker or finder perfects a claim for a commission or finder’s fee based upon any such contract, dealings or communication, the party through whom the broker or finder makes his claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same. The provisions of this Section 13(b) shall survive the Closing.
(c)Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and permitted assigns. Buyer may not assign its rights under this Agreement without the prior written consent of Seller, except to an entity which controls, is controlled by, or is under common control with Buyer (an “Affiliate”). In addition, Buyer may assign this Agreement without the prior written consent of Seller to a third-party financial institution in connection with the financing of the acquisition of the Property, provided that such assignment may only be made immediately prior to the Closing. If the originally named Buyer assigns this Agreement for financing purposes and acquires (itself or through an Affiliate) a leasehold property interest in the Property from the assignee at the Closing, then the Leaseback will be revised as required to be a sublease and originally named Buyer or its Affiliate (as the lessee of the Property from such assignee) shall continue to perform all obligations as the “Landlord” thereunder. If Seller consents to an assignment by Buyer or if an assignment is permitted without consent under this Section 13(c), such assignment will not be effective against Seller until Buyer delivers to Seller a fully executed copy of the assignment instrument, which instrument must be reasonably satisfactory to Seller in both form and substance and pursuant to which the assignee (i) assumes and agrees to perform for the benefit of Seller the obligations of Buyer under this Agreement, (ii) acknowledges and agrees to be bound by all of the provisions, agreements, limitations and releases of this Agreement as if Assignee had originally signed this Agreement as Buyer, (iii) agrees to be bound by all investigations and elections made by Buyer under this Agreement as if they had been made by such assignee, and (iv) agrees to be deemed for all purposes to possess the same information and knowledge with respect to the Property as is possessed by Buyer. No assignment of this Agreement shall relieve the assignor from primary liability for its obligations hereunder.
(d)Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.
(e)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
(f)Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof including without limitation that certain Letter of Intent dated June 1, 2022.
(g)Attorneys’ Fees. In any judicial action or proceeding between or among the parties to enforce any of the provisions of this Agreement regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the non-prevailing party shall pay to the prevailing party all out-of-pocket costs and expenses (including reasonable attorneys’ fees, which shall include the reasonable value of the services of any “in-house” staff attorney employed by the successful party) incurred therein by the prevailing party. For the purposes of this Section 13(g), the term “prevailing party” shall mean the party which obtains substantially the relief it sought to obtain.
(h)Business Day. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday in the state where the Property is located. In the event that the date for the performance of any covenant or obligation under this Agreement, or delivery of any notice, shall fall on a non-Business Day, the date for performance thereof shall be extended to the next Business Day.
(i)Time of the Essence. Time is of the essence of this Agreement.
(j)Construction. This Agreement has been negotiated by the parties who have had the opportunity to consult their respective counsel. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties. The term “including” or “includes” or any other similar term or phrase of inclusion shall be deemed to be followed in each instance by the words “but not limited to,” so as to designate an example or examples of the described class and not to designate all members of that class (it being the intention of the parties that each hereby waives the benefits of Section 3534 of the California Civil Code). The term “sole discretion” or “sole election” shall mean the right to make a decision or election solely in the interest of the party making such decision or election, as such party may choose to make that judgment, for any reason or for no reason, and without regard to the interests of the other party. Neither party shall have any liability or obligation to the other for the manner in which it exercises its sole discretion, nor for the results thereof.
(k)Exhibits. All exhibits are attached hereto and incorporated herein by this reference.

(l)Headings. Headings at the beginning of any paragraph or section of this Agreement are solely for the convenience of the parties and are not a part of this Agreement or to be used in the interpretation hereof.
(m)Waiver. No waiver by Buyer or Seller of a breach of any of the terms, covenants, or conditions of this Agreement by the other party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Buyer or Seller hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Buyer or Seller to or of any act by the other party requiring the consent or approval of the first party shall not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts by the other party.
(n)Severability. If any phrase, clause, sentence, paragraph, section, article, or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the fullest extent permissible by law.
(o)Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which counterparts together shall constitute one agreement. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”), by electronic mail in pdf format (“pdf”), or by DocuSign or similar electronic signature technology, and copies of this Agreement executed and delivered by means of faxed, pdf or DocuSign (or similar) signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed, pdf or DocuSign (or similar) signatures as if such signatures were originals. All parties hereto agree that a faxed, pdf or DocuSign (or similar) signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.
(p)Further Assurances. Whether prior to or after Closing, Seller and Buyer shall provide to the other, without material cost, such further assurances as may reasonably be required hereunder to effectuate the purposes of this Agreement and, without limiting the foregoing, shall execute and deliver such affidavits, certificates and other instruments as may be so required hereunder so long as the same shall not increase the liability of, or reduce the benefits available under this Agreement to, the party so executing and delivering said instrument.
(q)Confidentiality and Return of Reports. Buyer and Seller each acknowledge and agree that this Agreement and the terms and conditions set forth are to be kept confidential unless and until the Closing occurs in accordance with the terms of this Section 13(p). Each party shall be entitled to discuss and disclose the transaction with employees, agents, attorneys, accountants, consultants, lenders, and representatives of such party on a “need to know” basis. If this Agreement is terminated without Closing, promptly following such termination and as a condition to return of the Deposit, Buyer shall return to Seller all Due Diligence Items and any other reports, studies, surveys and similar items that were delivered to Buyer from or on behalf of Seller in connection with the Property and that are in Buyer’s possession, together with all copies of any reports, studies, surveys and similar items prepared by third parties on behalf of Buyer in connection with its review and investigation of the physical or environmental conditions of the Property, including, without limitation, any reports, studies or documentation with respect to any physical testing or inspection of the Property conducted by or on behalf of Buyer pursuant to this Agreement and that do not constitute privileged information or information that Buyer is required by third parties to maintain confidential. In addition, if and when

Closing occurs, neither party shall make any public statement (including press releases, press or media statements, articles, case studies or any similar statement) regarding this Agreement or the terms and conditions set forth herein without in each instance first obtaining the written consent of the other party, which may be granted or withheld in such party’s sole and absolute discretion (except to the extent such statements are required to be made pursuant to applicable law, in which case the disclosing party shall provide prompt notice and a copy of such statement to the non-disclosing party).
(r)1031 Exchange. Seller and/or Buyer may wish to effect a I.R.C. Section 1031 tax-deferred exchange and both parties agree to cooperate to facilitate such exchange; provided, however, that the exchanged property shall be directly deeded to the party effecting such exchange, neither party shall incur additional cost or expense on the other party’s behalf, and such exchange shall not cause any delays in the time periods or scheduled Closing Date specified in this Agreement.
(s)Civil Code Section 1101.5 Disclosure. California Civil Code Section 1101.5(a) requires that all noncompliant plumbing fixtures (as defined in CCC Section 1101.3(c)) in any commercial real property shall be replaced with water-conserving plumbing fixtures. Seller discloses to Buyer that the Property does not include any noncompliant plumbing fixtures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) written below next to their respective signatures.

Date: 11/4/2022	BUYER: Joby Aero, Inc., a Delaware corporation By: /s/ Matt Field Name: Matt Field Its: CFO
Date: 11/4/2022 Date: 11/4/2022
SELLER:
Frederick Electronics Corporation,
a Maryland corporation
By: /s/ Rick Hansen
Name: Rick Hansen
Its: President

Plantronics, Inc.,
a Delaware corporation
By: /s/ Rick Hansen
Name: Rick Hansen
Its: President

BY EXECUTION HEREOF, THE UNDERSIGNED ESCROW HOLDER HEREBY COVENANTS AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT.

CHICAGO TITLE COMPANY By: _____________________ Its: _____________________ Date: ___________________